Exhibit 99.1

Appleton Papers Inc. Receives Requisite Consents for its Tender Offer and Consent Solicitation for its Outstanding 12-1/2% Senior Subordinated Notes Due 2008

(Appleton, Wis., May 26, 2004) Appleton Papers Inc. ("Appleton") announced today that as of 5:00 p.m., New York City time, on May 25, 2004, it had received valid tenders and consents from holders of its 12-1/2% Senior Subordinated Notes due 2008 (the "Notes") exceeding 96.5% of the outstanding principal amount of the Notes in connection with its previously announced cash tender offer and consent solicitation for the Notes which satisfies the Requisite Consents Condition as defined in Appleton's Offer to Purchase and Consent Solicitation Statement dated May 12, 2004 (the "Offer to Purchase").

Because the Requisite Consents have been obtained, Appleton has executed a supplemental indenture governing the Notes to eliminate substantially all of the restrictive covenants in the indenture. Although the supplemental indenture has been executed, the amendments will not become operative until the tender offer is consummated and all validly tendered Notes are accepted for purchase by Appleton. Consummation of the tender offer is conditioned upon the satisfaction of the "Financing Condition" and the "General Conditions" as defined in the Offer to Purchase.

Notes may be tendered pursuant to the tender offer until 12:00 midnight, New York City time, on the evening of Wednesday, June 9, 2004 (the "Tender Offer Expiration Date"), or such later date and time to which the Tender Offer Expiration Date is extended, unless the tender offer is earlier terminated by Appleton. Holders who validly tender Notes after 5:00 p.m., New York City time, on May 25, 2004, but on or prior to the Tender Offer Expiration Date will not be eligible to receive the consent payment of $30.00 per $1,000 principal amount of the Notes. Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be bound by the amendments contained in the supplemental indenture eliminating substantially all of the restrictive covenants in the indenture even though they have not consented to the amendments.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is being made only pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal, as the same may be amended from time to time.

Bear, Stearns & Co. Inc. and UBS Securities LLC are the dealer managers and solicitation agents for the tender offer. Questions or requests for assistance may be directed to Bear, Stearns & Co. Inc. (telephone: 877-696-BEAR) or UBS Securities LLC (telephone: 888-722-9552 x 4210 or (203) 719-4210). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent (telephone: 212-269-5550 (for banks and brokers only) or 800-290-6427 (for all others toll-free)).

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Appleton receives consent for tender offer                                             page 2

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. Appleton produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent ESOP-owned.

Notice regarding forward-looking statements

Statements in this press release concerning future events are forward-looking statements and are subject to certain risks and uncertainties. These forward-looking statements may be significantly impacted, either positively or negatively, by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, regulatory approvals, the availability of financing, competition and business conditions in Appleton's industry. Additional information concerning potential factors that could affect Appleton's financial condition or results of operations is included in Appleton's filings with the Securities and Exchange Commission, including without limitation, its Form 10-K for Appleton's fiscal year ended January 3, 2004. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facilities and senior subordinated notes.

Media Contact:	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com